UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

 CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 3, 2008

Commission File No. 841105-D

BAR HARBOR BANKSHARES
(Exact name of registrant as specified in its charter)

Maine	01-0393663
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

PO Box 400
82 Main Street, Bar Harbor, ME	04609-0400
(Address of principal executive offices)	(Zip Code)

(207) 288-3314
(Registrant's telephone number, including area code)

Inapplicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

___  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

___  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

___  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

___  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry Into a Material Definitive Agreement

On September 30, 2008, Bar Harbor Bank and Trust Company ("BHBT"), a wholly owned banking subsidiary of Bar Harbor Bankshares, entered into a definitive Merchant Portfolio Purchase Agreement (the "Purchase Agreement") with TransFirst, LLC, a Delaware limited liability company ("TransFirst") and Columbus Bank and Trust Company, a Georgia state banking corporation ("Columbus Bank"). On the same date, September 30, 2008, BHBT also entered into a definitive Referral and Sales Agreement ("RSA") with TransFirst. The following is summary of the material terms and conditions of both agreements to BHBT.

Pursuant to the Purchase Agreement, BHBT has agreed to sell and assign, and Columbus Bank as "Transferee", has agreed to purchase and assume a mutually agreed list of assets comprised of certain BHBT merchant agreements and BHBT’s rights under those agreements, including BHBT’s books and records reasonably required to manage and monitor BHBT’s card processing services and other obligations under the transferred merchant agreements (collectively the "Purchased Assets"). The Purchased Assets include those merchant agreements between BHBT and merchants that govern the merchant’s participation in BHBT’s merchant program for credit or debit card processing services. The legal transfer of the Purchased Assets is effective on November 1, 2008 (the "Transfer Date"), at which time TransFirst will commence the conversion of the transferred merchants and related accounts to the purchaser’s processing systems, which conversion is anticipated to be completed by February 28, 2008. BHBT will continue to provide card processing services to the merchants in the portfolio of sold accounts until such time as TransFirst has completed its conversion of an assigned merchant account. In consideration of the sale of the Purchased Assets, TransFirst has agreed to pay BHBT $250,000 (the "Purchase Price") to be delivered to BHBT on the Transfer Date.

The Purchase Agreement expressly provides that nothing therein shall be deemed to assign or transfer any merchant agreement if an attempted transfer would constitute a breach of the merchant agreement having an adverse affect on the rights of the purchaser, and further provided, such merchant or other party does not give its consent to assignment. In these cases, the Purchase Agreement requires BHBT to use reasonable efforts make alternative reasonable arrangements for the benefit of the purchaser to provide it with the economic benefits of the non-transferrable merchant agreement. In the event a reasonable alternative arrangement cannot be reached to the satisfaction of TransFirst, then BHBT is required to refund to TransFirst a portion of the Purchase Price proportionate to the value of the nontransferable merchant agreement as reasonably determined by BHBT and TransFirst.

Concurrent with the execution of the Merchant Portfolio Purchase Agreement, BHBT has entered into the RSA with TransFirst. The RSA is effective as of November 1, 2008. Under the RSA, BHBT has agreed to refer its current and prospective merchant customers exclusively to TransFirst for all payment processing services. Payment Processing Services include: (i) all services necessary to authorize, data capture and process (and when permitted by the applicable card associations, settle and reconcile) transactions effected by merchants with holders of credit or debit cards, including without limitation Visa/Interlink, MasterCard/Maestro, American Express, Discover and Diners Club/Carte Blanche, (ii) check guarantee and electronic check acceptance services; (iii) gift card services; and (iv) other related products and services, all in accordance with and subject to the terms and conditions of a merchant agreement. Payment Processing Services include new merchant application underwriting, merchant customer service, chargeback and retrieval processing, point of sale hardware deployment and service, interchange settlement and risk management. Payment Processing Services do not include any card issuing or related activities or services, or sponsoring the aforementioned types of transaction cards.

The RSA has an initial ten (10) year term with recurring one (1) year renewals thereafter, unless terminated by either party or notice of nonrenewal is provided by either party. In consideration for performance of its obligations under the RSA, TransFirst has agreed to pay to BHBT: (i) a monthly cash installment payment of $15,833.00, payable in arrears, for sixty (60) consecutive months beginning November 1, 2008, with the first monthly payment for November 2008 payable on December 1, 2008; (ii) ten percent (10%) of net revenues paid for Payment Processing Services by merchants who were part of the merchant portfolio purchased by TransFirst under the Purchase Agreement; (iii) twenty percent (20%) of net revenues paid for Payment Processing Services by merchants referred to TransFirst by BHBT under the RSA; and (iv) 5% of net revenues paid for Payment Processing Services by merchants otherwise solicited by TransFirst under the RSA. In addition, TransFirst will pay BHBT a nominal referral fee for each merchant referred to TransFirst by BHBT that commences Payment Processing Services through TransFirst (not including those merchants that are part of the merchant portfolio purchased by TransFirst pursuant to the Purchase Agreement), and a fee of One Dollar ($1.00) for each cash advance transaction processed by TransFirst for BHBT.

Under the RSA, in the event BHBT acquires a merchant processing portfolio during the term of the RSA, BHBT agrees to enter into good faith negotiations with TransFirst for the possible sale and transfer of such portfolio to TransFirst. The RSA also provides TransFirst with a right of first refusal with respect to the sale of any future merchant portfolio acquired by BHBT to an unrelated party.

In addition to the above, both the Purchase Agreement and RSA include customary representations, warranties, covenants (including confidentiality and non-disclosure), limitations on liability and indemnification obligations of the respective parties thereto.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 3, 2008

BAR HARBOR BANKSHARES

/s/Joseph M. Murphy

 Joseph M. Murphy
President and Chief Executive Officer